Exhibit 5.1

June 29, 2011

Pinnacle West Capital Corporation

400 North Fifth Street

Phoenix, Arizona 85004

Ladies and Gentlemen:

I have supervised lawyers who have acted as in-house counsel for Pinnacle West Capital Corporation, an Arizona corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Third Amended and Restated Pinnacle West Capital Corporation Investors Advantage Plan (the “Plan”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of up to one million two hundred thousand shares of common stock, no par value, of the Company (the “Offered Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In rendering the opinions set forth herein, I, or lawyers under my supervision, have reviewed the Registration Statement and exhibits thereto, including the prospectus comprising a part thereof (the “Prospectus”), and the Plan. I, or lawyers under my supervision, have also reviewed such other documents and records and have made such other investigation as I have deemed necessary or appropriate to render the opinions set forth below. I have also relied upon certificates of public officials and relevant public records.

I have assumed the legal competency and capacity of all natural persons, the genuineness of all signatures not witnessed, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as electronic, certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, it is my opinion that when the Registration Statement has become effective, and the Offered Shares have been issued and delivered in accordance with the Plan and the Prospectus, including receipt of the purchase price therefor as contemplated in the Plan and the Prospectus, and further assuming that the Offered Shares have been duly authenticated, executed, countersigned, registered and delivered upon payment therefor, the Offered Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the laws of the State of Arizona and the Federal laws of the United States of America (except that I express no opinion as to Arizona securities or blue sky laws) and I express no opinion on the laws of any other jurisdiction. The opinions herein are based upon the facts in existence and laws in effect on the date hereof and I expressly disclaim any obligation to update, revise, or supplement my opinions herein, regardless of whether changes in such facts or laws come to my attention after the delivery hereof.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of my name under the heading “Legal Opinions” in the Prospectus. In giving such consent, I do not thereby concede that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ David P. Falck
David P. Falck
Executive Vice President, General Counsel and Secretary